                                                                  EXECUTION COPY

August 24, 2005

Mr. Robert B. Willumstad
399 Park Avenue
New York, NY 10022

Dear Bob:

This Letter Agreement, together with the attachments hereto (collectively, the "Agreement"), reflects our mutual understanding with respect to your separation from employment as a result of your retirement from Citigroup Inc. (the "Company", and together with its subsidiaries and their affiliates, "Citigroup") and sets forth the payments and benefits that you will be eligible to receive under this Agreement.

1. RESIGNATIONS AND TERMINATION DATE. You have advised us that you will resign from the Board of Directors of the Company, and from your position as President and Chief Operating Officer of the Company effective as of August 31, 2005 (the "Termination Date"). Effective with such resignation, you will no longer be a member of any board or internal management committee of the Company or Citigroup and you will have no authority to take any action on behalf of or otherwise bind the Company or Citigroup.

2. PAYMENTS THROUGH THE TERMINATION DATE. Until the close of business on the Termination Date, you will continue to receive (a) salary payments at your current annual base salary rate of $1,000,000 (less applicable withholdings and deductions), paid in accordance with the Company's payroll practices in the ordinary course and (b) the benefits commensurate with the level and type of benefits you currently receive. Your participation in the Citigroup Senior Officer Security Program will end at, and you will continue to be covered by the Stock Ownership Commitment, the Loan Policy, and the Personal Trading Policy until, the close of business on the Termination Date.

3. POST-TERMINATION HEALTH AND WELFARE BENEFITS. Following the Termination Date, you will be eligible for applicable medical and other benefits pursuant to the terms of the applicable plans and any changes thereto, and additional information concerning such benefits will be provided to you under separate cover.

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 2 of 13


4. OTHER PAYMENTS AND BENEFITS. If after the Termination Date you sign the General Release in the form attached hereto as Attachment A ("General Release") and it becomes effective, you will receive the following payments and benefits, subject to the conditions and restrictions and in the manner and time frames described in this paragraph 4. You acknowledge and agree that certain of the payments and benefits described herein differ from and are in excess of the total payments and benefits you would otherwise be eligible to receive upon retirement, absent this Agreement.

     (a) Notwithstanding anything contained in the Citicorp 1997 Stock Incentive Plan, the Citigroup 1999 Stock Incentive Plan or your stock option award agreements to the contrary, all unvested, outstanding employee stock options granted to you from the Company will vest in full as of the Termination Date, and provided you comply with the provisions of paragraph 9 below, your vested options will remain exercisable for a period of two (2) years following the Termination Date, but in any event no later than the original expiration date of the option. Any sale restriction on incremental shares distributed to you in connection with your exercise of employee stock options will no longer apply following the Termination Date.

     (b) The restricted and deferred stock awards granted to you from the Company under the Capital Accumulation Program ("CAP") on February 12, 2003, January 20, 2004 and January 18, 2005 including basic and premium shares, will fully vest and be delivered to you within ten (10) days following the Effective Date of the General Release.

     (c) Forty percent (40%) of the restricted stock award granted to you from the Company on July 15, 2003 will fully vest and be delivered to you within ten
(10) days following the Effective Date of the General Release.

     (d) You will receive a pro-rata incentive award for the 2005 compensation year in the form of a cash payment (less applicable withholdings and deductions) in a gross amount equal to seven-twelfths (7/12) of the pre-tax nominal value of the award package you would have otherwise received in early 2006 had you not separated from the Company (the "Incentive Award"). The amount of the Incentive Award will be based on the 2005 year-end financial results for Citigroup, and will be calculated in the same manner and using the same methodology that applied to your incentive awards for the years 2003 and 2004, disregarding for this purpose the fact that you retired from the Company prior to the end of the fiscal year and received certain payments under this Agreement. The Incentive Award will not be subject to CAP and will be paid on the date in early 2006 that incentive awards are paid to the other senior executives of Citigroup.

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 3 of 13


5. POST-TERMINATION SERVICES.

     (a) You may continue to participate in the Financial Planning Program available to Management Committee members, and the Company will provide you with an office in midtown Manhattan, administrative support, and a car and driver, in each case, until the earlier of (i) February 28, 2006 or the (ii) the date you commence employment with another employer. If you have not commenced employment with another employer on or before February 15, 2006, the Company will make a payment to you on or before February 28, 2006 in an amount equal to the cost of providing the above described services for a period of six (6) months and will allow you to continue to use such services for an additional period of up to six
(6) months, beginning on March 1, 2006 and ending on August 31, 2006, provided that you have not commenced employment with another employer during such additional six (6) month period and you reimburse the Company on a monthly basis for such services. The cost of providing these services and the aggregate amount of the reimbursement shall be equal, and shall be determined by the Company in its sole discretion.

     (b) Your 2005 and 2006 W-2 income will reflect all taxable income arising from Company-provided services, including without limitation your participation in the Financial Planning Program, and the personal use of Citigroup-provided transportation, office space and administrative support to the extent required by applicable law and as determined by the Company in its sole discretion.

     (c) To the extent that any or all of such post-termination services described in this paragraph 5 are subject to federal, state or local income taxes ("Taxes"), Citigroup will make an additional payment ("Gross-up") to you or on your behalf to the appropriate tax authority, as determined by the Company, such that the Taxes associated with the income relating to these services and the Taxes associated with the Gross-up payment do not give rise to an out-of-pocket tax cost to you.

6. PENSION AND 401(K) PLANS. The Company acknowledges that your account balances under the Company's qualified and non-qualified pension plans in which you are a participant, including the Citigroup Pension Plan, the Primerica Supplemental Executive Retirement Plan, the Travelers Group Inc. Retirement Benefit Equalization Plan and 401(k) plan are already 100% vested and shall remain unaffected by this Agreement. Additional information concerning your pension and 401(k) plan benefits will be provided to you under separate cover.

7. GREENWICH STREET CAPITAL PARTNERS. Your participation in the Greenwich Street Capital Partners Fund is governed by the terms of the private placement memorandum and the partnership agreement for the fund.

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 4 of 13


8. CITIGROUP CREDIT CARD. You agree to pay any unpaid, outstanding balance due on your Citigroup business credit card as soon as practicable following the Termination Date.

9. NON-COMPETE AND NON-SOLICITATION OF CITIGROUP EMPLOYEES AND CLIENTS.

     (a) For a period of twelve (12) months following the Termination Date, you will not, without the Company's written consent, directly or indirectly, yourself or on behalf of a third party, take any action to solicit, recruit, hire, employ engage or induce or encourage any individual who was a Senior Manager of Citigroup (as described in the Five Point Plan initiative as one of the top 3,000 employees) as of July 14, 2005 to terminate his or her employment with Citigroup and become employed or engaged as an owner, principal, partner, member, officer, director, consultant, agent or representative elsewhere. However, the foregoing restrictions shall not prohibit any entity with whom you may have an employment, principal or consulting relationship (each an "Employing Entity") from soliciting or offering employment to (i) any persons (including Senior Managers) who respond to a general solicitation or advertisement that is not specifically directed to Citigroup employees or any specific group of Citigroup employees; (ii) any persons (including Senior Managers) who are referred to such Employing Entity by search firms or employment agencies, provided such search firms and employment agencies have been advised of the restrictions contained in paragraph 9(a) of this Agreement; (iii) any persons (including Senior Managers) whose employment has been involuntarily terminated by Citigroup after July 14, 2005; or (iv) your administrative assistants as of July 14, 2005.

     (b) For a period of eighteen (18) months following the Termination Date, you agree that you will not directly or indirectly solicit or induce any client of Citigroup with whom you had substantial contact during your employment to terminate its relationship with Citigroup or to divert a significant portion of its existing business to a competitor of Citigroup.

     (c) For a period of two (2) years following the Termination Date (the "Restricted Period"), you agree that you will not accept employment in a position in which you would become a "named executive officer", as defined in
Item 402(a)(3) of Regulation S-K (17 CFR Section 229.402(a)(3)) ("Named Executive Officer"), become a principal or director of or enter into any consulting relationship ("Employment Relationship") with any of the following companies: American Express Company (NYSE:AXP), Bank of America Corporation (NYSE:BAC), The Goldman Sachs Group, Inc. (NYSE:GS), JP Morgan Chase & Co. (NYSE:JPM), Morgan Stanley (NYSE:MWD), Wachovia Corporation (NYSE:WB) and Wells Fargo & Company (NYSE:WFC) (each such entity, a "Restricted Entity") or any of their respective parents, majority-owned subsidiaries, successors, or assigns. However, nothing contained herein shall be construed to limit the ability of any of the Restricted Entities or any of their respective parents, majority-owned subsidiaries, successors or assigns from acquiring, merging, or entering into an exchange, business combination or other form of corporate

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 5 of 13


reorganization (a "Merger Transaction") with an Employing Entity, and following the closing of any such Merger Transaction you may remain employed in the same position you held with the Employing Entity prior to the closing of the Merger Transaction (or the successor to the Employing Entity in the Merger Transaction) so long as (i) immediately prior to the closing of the Merger Transaction, the total consolidated assets of the Employing Entity (or its successor in the Merger Transaction) is less than fifty (50%) percent of the total consolidated assets of the relevant Restricted Entity; (ii) for their respective most recently completed fiscal years ending immediately prior to the closing of the Merger Transaction, the total consolidated net revenues of the Employing Entity is less than 50% of the total consolidated net revenues of the relevant Restricted Entity and (iii) you do not become employed in a position in which you would become a Named Executive Officer of a Restricted Entity as a result of the Merger Transaction at any time during the Restricted Period.

     (d) You acknowledge and agree that given the role and opportunity you have enjoyed with the Company, the covenants contained in this paragraph 9 are reasonable, constitute an important part of the Company's consideration provided to you under this Agreement, and will not unnecessarily or unreasonably restrict your professional opportunities.

10. CLAIMS. You represent that as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any Claims against the Company, Citigroup or the Releasees (as defined in the General Release attached hereto) in any forum, including federal, state or local court or in arbitration, any administrative proceeding with any federal, state or local administrative agency, or the Company's dispute resolution procedure. You agree that should any administrative agency or third party pursue any claims on your behalf, you waive your right to any monetary or other recovery of any kind.

11. NON-DISPARAGEMENT. You agree not to disparage or denigrate Citigroup or the Releasees orally or in writing. The Company agrees not to disparage or denigrate you or your agents, assignees, attorneys, heirs, executors and administrators orally or in writing, and agrees to use its reasonable best efforts to cause its directors and executive officers not to disparage or denigrate you or your agents, assignees, attorneys, heirs, executors and administrators.

12. PROPRIETARY INFORMATION. You agree to return all Citigroup property in your possession, custody or control. You further agree that all proprietary or confidential information or trade secrets concerning Citigroup or its businesses, products, services, or employees, including but not limited to information concerning business strategies or plans, systems, products and services and their development, technical information, marketing, trading, investment, fund management and sales activities and procedures, promotion and pricing techniques, cost, credit and financial data, and customer, client, vendor, and employee information ("Proprietary Information") is the exclusive property of Citigroup. You agree that you have an ongoing obligation not to disclose or use,

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 6 of 13


either directly or indirectly, any such Proprietary Information for any reason unless required by a statute, by a court of law, by any governmental agency or self-regulatory organization having supervisory authority over Citigroup business, or by any administrative or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information. Prior to any disclosure, however, you shall give notice to the Company's General Counsel, 399 Park Avenue, New York, New York 10022, of any such request or demand for Proprietary Information immediately upon your receipt of same and shall reasonably cooperate with Citigroup in any application it may make seeking a protective order barring disclosure of such Proprietary Information.

13. CONFIDENTIALITY.

     (a) You represent that you have kept, and you agree that you will keep, the existence and terms of this Agreement that have not otherwise been publicly disclosed by the Company and any discussions with an authorized representative of the Company that relate to it strictly confidential. You also agree that neither you nor anyone acting on your behalf will disclose such information, directly or indirectly to any third party, unless and until this Agreement has been publicly disclosed by the Company. Notwithstanding the foregoing you may disclose the terms of this Agreement to, as applicable, your spouse, attorney and financial advisor provided that you first secure their agreement to keep the terms of this Agreement strictly confidential in accordance with the terms of this paragraph 13. In addition, you may disclose the terms of this Agreement if necessary in any action to enforce this Agreement or as otherwise required by law, provided however that you promptly give notice to the Company's General Counsel of any attempts to compel disclosure.

     (b) Nothing contained in this Agreement is intended to prohibit or restrict you from providing truthful information concerning your employment or Citigroup's business activities to any government, regulatory or self-regulatory agency, or court of law, as necessary or appropriate in any litigation or other proceeding.

14. COOPERATION. You agree to cooperate with the Company and its attorneys as may be reasonably required, concerning any past, present or future legal matters that relate to or arise out of your employment with the Company, with the understanding that any meetings you are requested to attend are scheduled during normal business hours at mutually agreeable times. You acknowledge that you have advised the Company's General Counsel of all facts of which you are aware that constitute or might constitute violations of the Company's ethical standards or legal obligations. The Company agrees to reimburse you for any and all reasonable costs and expenses (including but not limited to reasonable attorney's fees) you may incur in connection with such cooperation.

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 7 of 13


15. REMEDIES.

     (a) Notwithstanding anything to the contrary in this Agreement, and without limiting any remedies at law or in equity that may be available to the Company or you as provided herein or otherwise, you and the Company acknowledge and agree that a remedy at law for any breach or threatened breach of any covenant contained in paragraph 9 above would be inadequate and monetary damages would be difficult to calculate and that for any such breach or threatened breach, a court of law may award an injunction, restraining order or other equitable relief, restraining you from committing or continuing to commit such breach.

     (b) It is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in paragraph 9 of this Agreement is an unenforceable restriction against you, then the provisions of paragraph 9 of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any such court finds that any restriction contained in paragraph 9 of this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

16. PARTIAL INVALIDITY. Except with respect to the attached General Release, the invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair the validity or enforceability of, any other provision of this Agreement.

17. COMPLIANCE WITH THE AMERICAN JOBS CREATION ACT. The parties agree that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"). The parties agree that this Agreement will be amended as may be necessary to fully comply with Section 409A of the Code and any Treasury pronouncements relating thereto in order to preserve the payments and benefits provided hereunder to the extent possible without additional cost to the Company.

18. KNOWING AND VOLUNTARY AGREEMENT.

     (a) You acknowledge and agree that (i) you have read and understand each of the provisions of this Agreement, (excluding the General Release the "Letter Agreement"); (ii) you are hereby advised to consult with an attorney prior to signing this Letter Agreement; and (iii) you have 21 calendar days from the date of this Letter Agreement to review and consider your decision to sign it.

     (b) Once you sign this Agreement, you have 7 calendar days to revoke it. You may do so by delivering to the undersigned written notice of your revocation within the 7-day revocation period. This Agreement will become effective on the 8th day after

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 8 of 13


you sign it, provided that you have not revoked it during the 7-day revocation period ("Effective Date").

19. KNOWING AND VOLUNTARY GENERAL RELEASE.

     (a) You acknowledge and agree that (i) you will not sign the General Release until after the Termination Date; (ii) you are hereby advised to consult with an attorney prior to signing the General Release; and (iii) you have more than 21 calendar days from the date of this Agreement to review and consider your decision to sign the General Release.

     (b) Once you sign the General Release, you will have 7 calendar days to revoke it. You may do so by delivering to the undersigned written notice of your revocation within the 7-day revocation period. The General Release will become effective on the 8th day after you sign it, provided that you have not revoked it during the 7-day revocation period ("Effective Date").

20. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters including without limitation validity, construction, effect, performance, and remedies, except to the extent that such laws are preempted by federal law.

21. NOTICES. All notices, requests and other communications under this Agreement and the General Release will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this paragraph 21).

     If to you:          Robert B. Willumstad
                         [home address redacted]

     with a copy to:     Michael Mitchell, Esq.
                         Skadden, Arps, Slate.
                            Meagher & Flom LLP
                         Four Times Square
                         New York, NY 10036
                         Facsimile: (917) 777-2515

     If to the Company
     or Citigroup:       Michael E. Schlein
                         Senior Vice-President,
                            Global Corporate Affairs, Human Resources and Business Practices
                         Citigroup Inc.

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 9 of 13


                         399 Park Avenue
                         New York, NY 10022
                         Facsimile: (212) 793-2008

     with a copy to:     Citigroup Inc.
                         399 Park Avenue
                         New York, NY 10022
                         Attention: General Counsel
                         Facsimile: (212) 793-5300

Each such notice, request or other communication will be effective only when received by the receiving party.

22. TRANSFERABILITY. This Agreement shall be binding upon any successor to the Company, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

23. COUNTERPARTS. This Agreement may be executed in counterparts.

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 10 of 13


24. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding relating to your employment relationship with and retirement from the Company, and supersedes all prior discussions, negotiations, and agreements concerning your employment with the Company and separation therefrom.

CITIGROUP INC.


By: /s/ Michael E. Schlein              August 24, 2005
    ---------------------------------   Date
    Michael E. Schlein
    Senior Vice President,
    Global Corporate Affairs,
    Human Resources and Business
    Practices

Attachments

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

I HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.


/s/ Robert B. Willumstad                August 24, 2005
-------------------------------------   Date
Robert B. Willumstad

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 11 of 13


                                                                    ATTACHMENT A

                                 GENERAL RELEASE

     In exchange for the payments and benefits set forth in the letter agreement between Citigroup Inc. (the "Company") and me dated August 24, 2005 (the "Letter Agreement"), and to be provided following the Effective Date of this General Release (as defined below) and subject to the terms of the Letter Agreement, and my execution (without revocation) and delivery of this General Release after the Termination Date (as defined in the Letter Agreement):

1. (a) On behalf of myself, my agents, assignees, attorneys, heirs, executors, and administrators, I hereby release Citigroup Inc. and its predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries, divisions and joint ventures including but not limited to, Citicorp and Citibank, N.A. (individually and collectively, "Citigroup"); and all of their current and former officers, directors, , employees, and agents, in their capacity as Citigroup representatives (individually and collectively, "Releasees") from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, "Claims") that I may have by reason of any matter, cause, act, or omission. This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

     (b) This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, and the New York City Human Rights Act, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, and other legally protected categories.

     (c) This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys' fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program, and separation pay under the Citigroup Separation Pay Plan.

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 12 of 13


     (d) In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of "Claims" will not include) (i) my rights with respect to the enforcement of the Letter Agreement, including the right to receive the payments and benefits specified in the Letter Agreement,
(ii) my rights to the vested benefits I may have, if any, under any Company or Citigroup employee benefit plans and programs to the extent preserved pursuant to this Agreement; (iii) any claim arising after the Effective Date of this General Release and (iv) any right to indemnification pursuant to the By Laws of the Company or any of the Citigroup entities, or pursuant to the applicable provisions of Delaware or other applicable state law, or the protections of Citigroup's directors and officers liability insurance, in each case, to the same extent provided to other senior executives of the Company or the applicable Citigroup entity.

2. I acknowledge that I have had at least 21 days from the date of delivery of the Letter Agreement to consider the terms of the Letter Agreement and this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will. I further understand that my failure to sign this General Release and return such signed General Release to the Senior Vice-President, Global Corporate Affairs, Human Resources and Business Practices, Citigroup Inc., 399 Park Avenue, New York, NY 10022 with a copy to the General Counsel, Citigroup Inc., 399 Park Avenue, New York, NY 10022 by 5:00 pm on the 22nd day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Agreement.

Robert B. Willumstad                                              EXECUTION COPY
August 24, 2005
Page 13 of 13


3. I understand that once I sign and return this General Release to the Senior Vice-President, Global Corporate Affairs, Human Resources and Business Practices, of Citigroup Inc. with a copy to the General Counsel of Citigroup Inc., I have 7 days to revoke it. I may do so by delivering to the Senior Vice-President, Global Corporate Affairs, Human Resources and Business Practices, Citigroup Inc., 399 Park Avenue, New York, NY 10022 with a copy to the General Counsel, Citigroup Inc., 399 Park Avenue, New York, NY 10022 written notice of my revocation within the 7-day revocation period (the "Revocation Period"). This General Release will become effective on the 8th day after I sign and return it to the Senior Vice President, Global Corporate Affairs, Human Resources and Business Practices of Citigroup Inc. with a copy to the General Counsel of Citigroup Inc. ("Effective Date"); provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.


-------------------------------------   ---------------------
Robert B. Willumstad                    Date